EXHIBIT 99.1


           Gastar Announces Australian CBM Drilling Program

    HOUSTON--(BUSINESS WIRE)--Oct. 19, 2006--Gastar Exploration Ltd. (AMEX:GST) (TSX:YGA) announced today that a ten well coal bed methane drilling program has been commenced on its 1.0 million gross acre Exploration License 4416 (EL 4416) in the Gippsland Basin located in Victoria, Australia. Gastar has committed and funded approximately $6.5 million for its 75% interest in the 10 CBM wells, which are being operated by CBM Resources Pty, Ltd., a subsidiary of Geostar Corporation. Gastar owns its interest in EL 4416 jointly with Geostar. The 10 well program will include the establishment of two "5-spot" pilots, one incorporating the two previous wells, and two wells designed to test for the presence and production potential of the coals at additional locations within the license area. The two previously drilled wells are also scheduled to have larger capacity pumps installed to facilitate de-watering operations.

    In a related matter, Gastar has sent a letter to Geostar Corporation requesting arbitration to settle certain disputed issues and interpretations under a Participation and Operating Agreement
(POA) with Geostar and its subsidiaries concerning Geostar's failure to deliver certain documents, requests for cash calls that far exceed the funds actually required for operations within a reasonable time frame and requesting cash calls while simultaneously asserting that certain provisions of the POA, including overhead reimbursement rates, need to be renegotiated on terms that Gastar believes are not reasonable and are not within industry standards.

    Commenting on the developments, Gastar's Chairman, Chief Executive Officer and President, J. Russell Porter, said, "We are pleased to begin a more active exploration and testing program on our Gippsland Basin holdings. Gastar believes that EL 4416 contains significant CBM resource potential. This property is strategically located near existing infrastructure and the large gas markets in eastern Australia. Our expectations are that this ten well program will help us evaluate the CBM potential on EL 4416 and formulate additional plans for assessing and quantifying optimal drilling and completion techniques, the potential for commercial rates from individual wells and the size of the potential resource. While we have continued confidence in Geostar's ability to operate the proposed wells, we feel the need to protect Gastar's interests and establish clarity in our relationship with Geostar through this arbitration request. We hope that these issues will be settled amicably between us before an arbitration decision needs to be rendered."

    Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America and Australia. The Company pursues a balanced strategy combining select higher risk, deep natural gas exploration prospects with low-risk CBM development. The Company owns and controls exploration and development acreage in the Deep Bossier gas play of East Texas and in the Appalachian Basin. Gastar's CBM activities are conducted within the Powder River Basin of Wyoming and upon the approximate 3.0 million gross acres controlled by Gastar and its Joint Development partners in Australia's Gunnedah Basin (PEL 238) and Gippsland Basin (EL 4416) located in New South Wales and Victoria, respectively.

    Safe Harbor Statement and Disclaimer:

    This Press Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words "expects", "projects", "plans", and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of natural gas and oil wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in natural gas and oil drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices and other risk factors described in the Company's Annual Report on Form 10-K, as filed on March 31, 2006 with the United States Securities and Exchange Commission at www.sec.gov and on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

    The American Stock Exchange and Toronto Stock Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of this release.

    CONTACT: Gastar Exploration, Ltd.
             J. Russell Porter, 713-739-1800
             Fax: 713-739-0458
             rporter@gastar.com
             www.gastar.com